SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                           of 1934 (Amendment No. 3)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for use by the Commission only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                              XPEDITE SYSTEMS, INC.
 ................................................................................
                (Name of Registrant as Specified in its Charter)

 ................................................................................
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)    Title of each class of securities to which transaction applies:

          ......................................................................
    2)    Aggregate number of securities to which transaction applies:

          ......................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ......................................................................
    4)    Proposed maximum aggregate value of transaction:

          ......................................................................
    5)    Total fee paid:

          ......................................................................

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)    Amount previously paid:

          ......................................................................
    2)    Form, Schedule or Registration Statement No.:

          ......................................................................
    3)    Filing Party:

          ......................................................................
    4)    Date Filed:

          ......................................................................

                              XPEDITE SYSTEMS, INC.

                            ------------------------

                            NOTICE OF SPECIAL MEETING
                                  to be held on
                                  June __, 1996

                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of XPEDITE SYSTEMS, INC., a Delaware corporation (herein called the "Company"), will be held at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724, on _________, June __, 1996, at 10:30 a.m., Eastern Standard Time, for the purpose of approving the prepayment of $5,177,250 original principal amount of subordinated promissory notes of the Company presently outstanding by the issuance to the holders thereof of an aggregate of 351,000 shares of Common Stock of the Company.

     The Board of Directors has fixed the close of business on April 26, 1996 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting.

     A list of stockholders entitled to vote at the Special Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Special Meeting at the offices of the Company, 446 Highway 35, Eatontown, New Jersey 07724, and will also be available for examination at the Special Meeting until its adjournment.

     Your attention is directed to the accompanying Proxy Statement. We invite all stockholders to attend the Special Meeting. To ensure that your shares will be voted at the Special Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Special Meeting, you may vote in person, even though you have sent in your proxy.

                                       By Order of the Board of Directors



                                       Roy B. Andersen, Jr.
                                       Chief Executive Officer


Eatontown, New Jersey
June __, 1996



                                    IMPORTANT

     Your vote is important. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and promptly return it in the envelope provided to the Company's transfer agent at First Fidelity Bank, N.A., Proxy Department, to be received no later than June __, 1996. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing in your proxy promptly.

                                 PROXY STATEMENT


                              XPEDITE SYSTEMS, INC.
                                 446 HIGHWAY 35
                           EATONTOWN, NEW JERSEY 07724

                            ------------------------


                         SPECIAL MEETING OF STOCKHOLDERS
                                  to be held on
                                  June __, 1996
                            ------------------------


                     SOLICITATION AND REVOCATION OF PROXIES


     The enclosed proxy is solicited by and on behalf of the Board of Directors of XPEDITE SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Company's 1996 Special Meeting of Stockholders to be held on _________, June __, 1996 at 10:30 a.m., Eastern Standard Time, at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way, Eatontown, New Jersey, and at any and all adjournments thereof (the "Special Meeting"), for the purpose of approving the prepayment of $5,177,250 original principal amount of subordinated promissory notes of the Company presently outstanding (the "Notes") by the issuance to the holders thereof of an aggregate of 351,000 shares of Common Stock of the Company.

     Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 446 Highway 35, Eatontown, New Jersey 07724, Attention: Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the Special Meeting and voting in person by the person executing the proxy. If not revoked, the proxy will be voted at the Special Meeting in accordance with the instructions indicated on the proxy card by the stockholder or, if no instructions are indicated, will be voted FOR the approval of the prepayment of the Notes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether the proposal to approve the prepayment of the Notes has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal or as votes present and voting on the proposal.


     In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company is being mailed on or about June __, 1996 to each stockholder of record as of the close of business on April 26, 1996.



                              VOTING AT THE MEETING


     The Company had 7,785,625 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding as of April 26, 1996. Holders of record of shares of Common Stock at the close of business on April 26, 1996, will be entitled to notice of and to vote at the Special Meeting and will be entitled to one vote for each such share so held of record.

Share Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 26, 1996, by all persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each Director, the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 at December 31, 1995, and all Directors and executive officers of the Company as a group.

                                                   Shares Beneficially Owned
                                                   -------------------------
Name of Beneficial Owner                            Number         Percent
- ------------------------                            ------         -------

Robert Chefitz
Patricof & Co. Ventures, Inc.
445 Park Avenue
New York, NY  10022..........................    1,749,171(1)       22.5%

APA Excelsior III, L.P. (2)...................   1,121,882(3)       14.4%

11313 Yukon Ltd.
2100-1066 West Hastings Street
Vancouver, BC V6E 3X1
Canada .......................................     748,379           9.6%

David Epstein
830 Post Road East
Westport, CT 06880............................     520,895           6.7%

Stuart Epstein
595 Summer Street
Stamford, CT 06901............................     463,363(4)        5.9%

Coutts & Co. (Jersey), Ltd., Custodian for
APA Excelsior III/Offshore, L.P. (2)..........     427,634(5)        5.5%

Robert A. Epstein
88 Field Point Road
Greenwich, CT 06836...........................     386,934(6)        5.0%

George Abi Zeid(7)............................     223,150           2.9%

Roy B. Andersen, Jr...........................     227,500(8)        2.9%

Max A. Slifer.................................     137,025(9)        1.7%

Dennis Schmaltz...............................     136,370(10)       1.7%

Stuart S. Levy................................      55,425(11)         *

Paul Leslie Hammond...........................      50,000(12)         *

John C. Baker.................................           0             -

All officers and directors as a group
  (8 persons)................................    3,099,536(13)      38.2%


- ------------------------
* Less than one percent (1%).

(1) Includes 1,121,882 shares owned by APA Excelsior III, L.P., 427,634 shares owned by Coutts & Co. (Jersey), Ltd., Custodian for APA Excelsior III/Offshore, L.P., 142,417 shares owned by APA/Fostin Pennsylvania Venture Capital Fund, L.P. and 57,238 shares owned by CIN Venture Nominees, Ltd. (the foregoing, collectively, the "Capital Funds"), as to which Mr. Chefitz disclaims beneficial ownership.
(2) Each of APA Excelsior III, L.P. and Coutts & Co. (Jersey), Ltd., Custodian for APA Excelsior III/Offshore, L.P. has an address c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, NY 10022.
(3) Does not include any shares owned by the other Capital Funds. APA Excelsior III, L.P. is an affiliate of Patricof & Co. Ventures, Inc.
(4) Includes 50,000 shares held in trust for the benefit of Mr. Epstein's children. Mr. Epstein disclaims beneficial ownership of such shares.
(5) Does not include any shares owned by the other Capital Funds. Coutts & Co. (Jersey), Ltd., Custodian for APA Excelsior III/Offshore, L.P., is an affiliate of Patricof & Co. Ventures, Inc.
(6) Includes 5,000 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 25, 1996.
(7) Mr. Abi Zeid is the Company's Executive Vice President of International Operations.
(8) Mr. Andersen is the President and Chief Executive Officer of the Company. Includes 131,500 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 25, 1996.
(9) Mr. Slifer is the Company's Executive Vice President of North American Operations. Includes 68,825 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 25, 1996.
(10) Mr. Schmaltz is Vice President of Operations and Engineering of the Company. Includes 78,055 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 25, 1996.
(11) Mr. Levy is Vice President of Finance and Chief Financial Officer of the Company. Includes 38,925 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 25, 1996.
(12) Consists of shares held in trust for the benefit of Mr. Hammond's children. Mr. Hammond disclaims beneficial ownership of such shares.
(13) Includes 1,749,171 shares of Common Stock owned by the Capital Funds, as to which Mr. Chefitz disclaims beneficial ownership. Also includes 317,305 shares of Common Stock issuable upon the exercise of stock options and warrants that are exercisable on or prior to June 25, 1996.

                       APPROVAL OF PREPAYMENT OF THE NOTES

Introduction; The Notes


     The Notes were issued on November 20, 1995, and began to accrue interest on May 20, 1996. The Notes accrue interest at the rate of 17% per annum from May 20, 1996 until November 20, 1996, and thereafter at the rate of 12% per annum until maturity. Interest on the Notes is payable annually by the issuance of additional Notes in principal amount equal to the interest payment. In addition, in the event that all unpaid principal and accrued interest thereon is not paid in full by the Company on or prior to November 20, 1996, the aggregate principal amount of the Notes will increase approximately 44%, to $7,444,710. The Notes mature on January 1, 2002.


     As of the date of this Proxy Statement, the Company has received no written notice of an event of default under the Notes or of the acceleration of the principal amount due thereunder by the holders thereof.

     On February 6, 1996, the Board of Directors approved the prepayment of the Notes by the issuance to the holders thereof of an aggregate of 351,000 shares of Common Stock of the Company (the "Exchange Shares"). Approval of the prepayment of the Notes will require the affirmative vote of the holders of a majority of the total votes cast on the proposal in person or represented by proxy at the Special Meeting.

     The Notes were issued to Computainer Systems (Global) Inc., a British Virgin Islands corporation ("Computainer"), European Trading Corporation, a Cayman Islands corporation ("ETC"), and City Trading Corporation, a Cayman Islands corporation ("CTC", and collectively with Computainer and ETC, the "ViTel Stockholders"), as a portion of the consideration paid by the Company in connection with the acquisition by the Company in November 1995 from the ViTel Stockholders of 100% of the outstanding common stock of ViTel International Holding Company, Inc., a Delaware corporation ("ViTel"). The aggregate principal amount of Notes issued to each of the ViTel Stockholders, and the number of Exchange Shares to be issued to each of them, are as follows: Computainer -- $2,433,308 principal amount of Notes, which will be prepaid by issuance of 164,970 Exchange Shares; ETC -- $1,397,858 principal amount of Notes, which will be prepaid by issuance of 94,770 Exchange Shares; and CTC -- $1,346,085 principal amount of Notes, which will be prepaid by issuance of 91,260 Exchange Shares.

     The Company wishes to issue the Exchange Shares in order to improve its ratio of debt to equity, limit the incurrence of interest payable on the Notes and avoid incurring an increase in the principal amount thereof. See "Prepayment of the Notes". If the Notes had been prepaid by issuance of the Exchange Shares on December 31, 1995, stockholders' equity, long-term debt and the debt-to-equity ratio of the Company on a pro forma basis would have been $3,842,000, $41,459,000 and 11 to 1, respectively.

Prepayment of the Notes

     Under the terms of the Notes, the Company has the right to prepay the Notes in whole or in part at any time in cash or property. However, the Notes provide that the Company must obtain the prior written consent of the holders of the Notes to prepay in cash any amounts outstanding under the Notes prior to November 20, 1997.

     Prepayment of amounts outstanding under the Notes is also subject to the terms of a Subordination Agreement, dated as of November 20, 1995 (the "Subordination Agreement"), among the Company, Banque Indosuez, New York Branch ("Banque Indosuez") and the ViTel Stockholders. The Subordination Agreement was executed by the ViTel Stockholders in favor of Banque Indosuez in connection with the closing of a $45,000,000 credit transaction pursuant to a Credit Agreement, dated as of November 20, 1995 (the "Credit Agreement"), among the Company, Banque Indosuez, as Agent, and the additional banks identified therein. The net proceeds advanced to the Company under the Credit Agreement were used to fund the acquisition of the common stock of ViTel from the ViTel Stockholders, the merger of Swift Global Communications Inc., a Delaware corporation, with and into SGC Acquisition Corp., a Delaware corporation which was a wholly-owned subsidiary of the Company, and the acquisition of 100% of the outstanding common stock of Comwave Communications AG, a Swiss corporation, from the sole stockholder thereof, all of which were consummated in November 1995. Such transactions are referred to collectively in this Proxy Statement as the "Acquisitions".

     Both the Notes and the Subordination Agreement provide that payment of principal, interest and other charges under the Notes, if any, is expressly subordinated to the prior payment in full of the indebtedness of the Company under the Credit Agreement. The Subordination Agreement permits, however, the prepayment of principal and accrued interest on the Notes by the issuance of Common Stock of the Company to the holders of the Notes at any time.


     As discussed above, the Notes began to accrue interest on May 20, 1996, at the rate of 17% per annum for a period of six months. On November 20, 1996, the rate of interest on the unpaid principal balance of the Notes will be reduced to 12% per annum until maturity. If the Company fails to pay in full the outstanding principal amount of the Notes together with all unpaid interest thereon prior to November 20, 1996, the principal amount of the Notes will increase automatically by the terms thereof to $7,444,710. While the terms of the Notes and the Subordination Agreement restrict the ability of the Company to prepay the Notes in cash, both the Notes and the Subordination Agreement permit the prepayment thereof by issuance of Common Stock of the Company at any time. Accordingly, the Company seeks to prepay the Notes by issuance of the Exchange Shares as soon as practicable in order to limit the incurrence of interest on the Notes payable after May 20, 1996, and to avoid the increase in the principal amount of the Notes which will occur automatically on November 20, 1996 if outstanding principal and interest on the Notes is not paid prior to such date.


     In addition, the Company seeks to prepay the Notes in order to improve its debt-to-equity ratio and maintain compliance with the covenants respecting indebtedness of the Company which are contained in the credit facilities to which the Company is a party.

     The Common Stock of the Company is listed for trading on the NASDAQ Stock Market's National Market under the trading symbol "XPED". The By-Laws of the National Association of Securities Dealers, Inc. (the "NASD") require that companies which have shares listed on the NASDAQ Stock Market's National Market obtain stockholder approval prior to the issuance of common stock in connection with an acquisition of the stock of another company if the number of shares of common stock to be issued will upon issuance constitute 20% or more of the number of shares of common stock outstanding before issuance.

     In November 1995, the Company issued 1,249,000 shares of Common Stock as partial consideration for the Acquisitions (the "Acquisition Shares"). Subject to the approval of the stockholders, the Company will issue an aggregate of 351,000 Exchange Shares to the ViTel Stockholders, or 4.6% of the number of shares of Common Stock outstanding immediately prior to such issuance. The number of Acquisition Shares and Exchange Shares issued, taken together, is greater than 20% of the number of shares of Common Stock of the Company outstanding immediately prior to the closing of the Acquisitions. To the extent that the issuance of the Acquisition Shares and the issuance of the Exchange Shares might be deemed to constitute a single transaction, the Company believes it is prudent to obtain stockholder approval of the issuance of the Exchange Shares and thereby ensure compliance with the NASD By-Laws. Accordingly, the Company is seeking stockholder approval at the Special Meeting of the prepayment of the Notes by issuance of the Exchange Shares.

     As noted above, in the event the Notes are not prepaid by issuance of the Exchange Shares (or otherwise), interest will continue to accrue on the Notes and the aggregate principal amount of the Notes will increase on November 20, 1996. As management of the Company has been granted an irrevocable proxy to vote approximately 60% of the outstanding Common Stock of the Company, the Company believes the issuance of the Exchange Shares will be approved and, accordingly, the Company has not considered alternative means of prepayment of the Notes. Notwithstanding the foregoing, the Company believes that it will have sufficient funds to pay the interest on the Notes when it becomes due if the issuance of the Exchange Shares is not approved.


Effect on Existing Securityholders of the Company

  General

     The Amended and Restated Certificate of Incorporation of the Company authorizes the issuance of 15,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of April 26, 1996, the Company had 7,785,625 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

     Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. The stockholders do not have cumulative voting rights, and therefore holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding, The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares are, and upon issuance the Exchange Shares will be, fully paid and nonassessable. The issuance of the Exchange Shares will increase the number of shares of Common Stock outstanding by 351,000 shares, to 8,053,400 shares.

     The Company is authorized to issue Preferred Stock from time to time in one or more series. Without further approval of the stockholders, the Board of Directors is authorized to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. The Company does not have any present plans to issue shares of its Preferred Stock. Issuance of the Exchange Shares will have no effect on the Company's Preferred Stock or its plans for issuance thereof.

  No Material Concentration of Voting Power

     Upon issuance of the Exchange Shares, none of the ViTel Stockholders will own of record in excess of 2.1% of the outstanding voting securities of the Company.

  Shareholders Agreement

     The ViTel Stockholders have agreed to become parties to a Shareholders Agreement, dated as of November 20, 1995 (the "Shareholders Agreement"), among the Company and certain stockholders of the Company executed in connection with the Acquisitions. The Shareholders Agreement grants piggyback registration rights to certain holders of Common Stock of the Company, including the

ViTel Stockholders (collectively, the "New Stockholders"), with respect to the shares of Common Stock held by such New Stockholders. The Company intends to register the resale by the holders thereof of both the Exchange Shares and the Acquisition Shares as soon as practicable after the issuance of the Exchange Shares.

     Paul Leslie Hammond, a director of the Company, was nominated to serve as a Class 2 Director of the Company pursuant to the terms of the Shareholders Agreement, and shares representing approximately 60% of the outstanding Common Stock of the Company agreed, pursuant to the Shareholders Agreement, to vote to elect Mr. Hammond to the Board of Directors. Mr. Hammond also serves as the representative of the New Stockholders in connection with certain post-closing communications contemplated by the Acquisition Agreements.

     In addition, pursuant to the Shareholders Agreement, the New Stockholders have granted to the Company the right to designate an individual or individuals to vote such New Stockholders' shares of Common Stock in the manner recommended by the Company's management in connection with each election of members of the Board of Directors during the term of the Shareholders Agreement. The term of the Shareholders Agreement extends for three years, subject to earlier termination in certain circumstances. Moreover, pursuant to the Shareholders Agreement, Roy B. Andersen, Jr., President and Chief Executive Officer of the Company, and Stuart S. Levy, the Company's Vice President of Finance and Chief Financial Officer, have been granted an irrevocable proxy by the stockholders who are party to the Shareholders Agreement, including the New Stockholders, to vote the shares of Common Stock owned by such stockholders at the Special Meeting and any adjournment thereof, representing approximately 63% of the shares outstanding and entitled to vote at the Special Meeting.

                            ------------------------

                          CERTAIN FINANCIAL INFORMATION


     The Company hereby incorporates by reference in this Proxy Statement (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;
(b) the Company's Current Report on Form 8-K dated November 20, 1995, and Amendment Nos. 1, 2, 3 and 4 thereto on Form 8-K/A; and (c) the Company's Quarterly Report on Form 10- Q for the quarter ended March 31, 1996.


                              Principal Accountants

     Ernst & Young LLP has been selected as the independent public accountants for the Company for the fiscal year ended December 31, 1995. A representative of Ernst & Young LLP will be present at the Special Meeting to respond to appropriate questions and to make a statement on behalf of his firm, if he so desires. The Board of Directors has not selected independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1996.

                            ------------------------

                          FUTURE STOCKHOLDER PROPOSALS

     The Company must receive at its principal office before July 6, 1996, any proposal which a stockholder wishes to submit to the 1996 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

                            ------------------------

     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE DOCUMENTS INCORPORATED BY REFERENCE AS SET FORTH IN THIS PROXY STATEMENT UNDER THE CAPTION "CERTAIN FINANCIAL INFORMATION". REQUESTS SHOULD BE MAILED TO THE SECRETARY, XPEDITE SYSTEMS, INC., 446 HIGHWAY 35, EATONTOWN, NEW JERSEY 07724.

                                    By Order of the Board of Directors

                                    Roy B. Andersen, Jr.
                                    President and Chief Executive Officer

 June __, 1996

                              XPEDITE SYSTEMS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                                  JUNE __, 1996

     Roy B. Andersen, Jr. and Stuart S. Levy, and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on the reverse side the shares of Common Stock of Xpedite Systems, Inc. held of record by the undersigned on April 26, 1996, at the Special Meeting of Stockholders to be held on June __, 1996, and at any adjournments, as if the undersigned were present and voting at the meeting.

     The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR the approval of the prepayment of the Notes.

     Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

                        (Continued, and to be signed and dated on reverse side.)

- --------------------------------------------------------------------------------

PROPOSAL 1: APPROVAL OF PREPAYMENT OF THE NOTES BY ISSUANCE OF THE
            EXCHANGE SHARES.

            FOR [ ]  AGAINST [ ]          ABSTAIN [ ]


                                 NOTE: Signatures should agree with the names stencilled hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

                                 Dated:______________________________, 1996

                                 _______________________________________________

                                 _______________________________________________


      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.